UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 1, 2019

BIOSPECIFICS TECHNOLOGIES CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction Of Incorporation)	001-34236 (Commission File Number)	11-3054851 (IRS Employer Identification No.)

35 Wilbur Street Lynbrook, NY	11563
(Address of principal executive offices	(Zip Code)

Registrant's telephone number, including area code: 516.593.7000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [  ]

Introductory Comment

Throughout this Current Report on Form 8-K, the terms "we," "us," "our" and "Company" refer to BioSpecifics Technologies Corp.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2019 (the "Effective Date"), the Company appointed (i) Dr. Ronald Law to the role of Principal Executive Officer of the Company and (ii) Mr. Pat Caldwell to the role of Principal Financial Officer, assuming both the principal financial officer and principal accounting officer functions on an interim basis pending an executive search being conducted by the Company.

Dr. Law, age 66, previously served as Senior Vice President of Business Development of the Company, a position he held since November 2018. Dr. Law has been consulting for the Company since July 15, 2018. Previously, Dr. Law was the Chief Strategy Officer of Oramed Pharmaceuticals Inc., where he was responsible for the development of execution of scientific and business collaborations and partnerships, as well as the identification of new targets and indications for its platform oral peptide delivery technology and pipeline expansion Prior to that, he was a scientific consultant in oncology at Third Coast Therapeutics, a diabetes consultant at Doctor Evidence, and a business development consultant at PharmaIN Corporation. He also held several leadership and strategic roles at Takeda Pharmaceuticals International, spanning U.S. Medical Affairs, Global Medical Affairs, Corporate Strategic Planning, Global Scientific Affairs and Intelligence, and R&D External Innovation, most recently serving as Vice President, of New Frontier Science. Dr. Law holds a Ph.D. in Molecular Biology from University of California at Los Angeles, a J.D. from the Whittier College School of Law, and both an M.S. and B.S. in Biological Sciences from the University of Illinois at Chicago.

In connection with Dr. Law's appointment as Principal Executive Officer on an interim basis, Advance Biofactures Corporation ("ABC"), a wholly-owned subsidiary of the Company, entered into an amended offer letter with Dr. Law, dated April 1, 2019, pursuant to which ABC agreed to increase Dr. Law's annual salary to $375,000. Additionally, Dr. Law is entitled to a lump sum payment of $93,750 in the event that his employment is terminated without cause; provided, however, such severance payment is conditioned upon Dr. Law executing a separation agreement containing a general release. Dr. Law also is party to a Confidentiality and Inventions Assignment Agreement, dated November 16, 2018, between himself and ABC.

Mr. Caldwell, age 57, has served as a financial advisor and has provided consulting services to the Company since October 2006. Previously, he provided consulting services to his former employer, Protein Design Labs, Inc. ("PDL"). From February 1992 to April 2005, Mr. Caldwell served as the Vice President of Finance and Controller of PDL, where he was responsible for managing its accounting, financial, tax, purchasing and facilities functions, as well as overseeing all SEC reporting, audits and executive financial reports. Prior to his time at PDL, he served as the Controller of Meta-Software, Inc. from October 1988 to January 1992. Mr. Caldwell holds a B.S. in Finance from San Jose State University.

In connection with Mr. Caldwell's appointment as Principal Financial Officer on an interim, part-time basis, the Company entered into a consulting agreement (the "Agreement") with Mr. Caldwell, dated April 1, 2019, pursuant to which the Company agreed to pay Mr. Caldwell a monthly stipend of $30,000 for each completed one-month period. Mr. Caldwell will continue to be treated by the Company as an independent contractor. The Company also agreed to issue to Mr. Caldwell, on a quarterly basis, 500 restricted stock units ("RSUs") up to a maximum of 2,000 RSUs. The RSUs vest 25% each year on the first through fourth anniversaries of the date of issuance, subject to Mr. Caldwell's continued service to the Company through the applicable vesting date. In the event the Agreement is terminated without cause, the issued RSUs will fully vest and Mr. Caldwell is entitled to a lump sum payment of $360,000 and, if he has not been issued all of the 2,000 RSUs at such time, then the Company will issue the remaining RSUs, which will be fully vested at the time of issuance. The Company previously entered into an indemnification agreement in favor of Mr. Caldwell dated September 12, 2012, which remains in full force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioSpecifics Technologies Corp.

By:	/s/ Carl A. Valenstein
Carl A. Valenstein
Corporate Secretary

Dated: April 2, 2019